Chrysler Financial	Distribution Date: 08-Aug-05
DaimlerChrysler Auto Trust 2005-B Monthly Servicer’s Certificate (KG)	Page 1 of 2

Payment Determination Statement Number	3
Distribution Date	08-Aug-05

Dates Covered	From and Including	To and Including
Collections Period	01-Jul-05	31-Jul-05
Accrual Period	08-Jul-05	07-Aug-05
30/360 Days	30
Actual/360 Days	31

	Number of
Collateral Pool Balance Data	Accounts	$ Amount

Pool Balance — Beginning of Period	120,120	1,983,473,564.67
Collections of Installment Principal		40,003,295.02
Collections Attributable to Full Payoffs		31,939,070.20
Principal Amount of Repurchases		0.00
Principal Amount of Gross Losses		467,732.12

Pool Balance — End of Period	117,318	1,911,063,467.33

Pool Statistics		End of Period

Initial Pool Balance (Pool Balance at the Purchase Date)		2,137,500,207.96
Pool Factor (Pool Balance as a Percent of Initial Pool Balance)		89.41%

Ending O/C Amount		147,652,760.01
Coverage Ratio (Ending Pool Balance as a Percent of Ending Notes)		108.37%

Cumulative Net Losses		409,371.78
Net Loss Ratio (3 mo. Weighted Avg.)		0.0795%
Cumulative Recovery Ratio		46.19%
60+ Days Delinquency Amount		4,356,445.39
Delinquency Ratio (3 mo. Weighted Avg.)		0.11720%

Weighted Average APR		6.847%
Weighted Average Remaining Term (months)		49.94
Weighted Average Seasoning (months)		13.54

Chrysler Financial	Distribution Date: 08-Aug-05
DaimlerChrysler Auto Trust 2005-B Monthly Servicer’s Certificate (KG)	Page 2 of 2

Cash Sources
Collections of Installment Principal	40,003,295.02
Collections Attributable to Full Payoffs	31,939,070.20
Principal Amount of Repurchases	0.00	O/C Release (Prospectus pg S18-S20)
Recoveries on Loss Accounts	217,802.09	Pool Balance	1,911,063,467.33
Collections of Interest	10,865,446.94	Yield Supplement O/C Amount	(89,363,319.08)

Investment Earnings	158,532.67	Adjusted Pool Balance	1,821,700,148.25
Reserve Account	5,005,000.00

Total Sources	88,189,146.92	Total Securities	1,763,410,707.32

		Adjusted O/C Amount	58,289,440.93

Cash Uses
Servicer Fee	1,652,894.64	Target Overcollateralization Amount	91,085,007.41
A Note Interest	5,737,712.41
Priority Principal Distribution Amount	0.00	O/C Release Period?	No
B Note Interest	221,000.00
Reserve Fund	5,005,000.00	O/C Release	0.00
Regular Principal Distribution Amount	75,572,539.87
Distribution to Certificateholders	0.00

Total Cash Uses	88,189,146.92

Administrative Payment
Total Principal and Interest Sources	88,189,146.92
Investment Earnings in Trust Account	(158,532.67)
Daily Collections Remitted	(84,092,528.14)
Cash Reserve in Trust Account	(5,005,000.00)
Servicer Fee (withheld)	(1,652,894.64)
O/C Release to Seller	0.00

Payment Due to/(from) Trust Account	(2,719,808.53)

	Beginning	Ending	Principal	Principal per	Interest	Interest per
Notes	Balance	Balance	Payment	$1000 Face	Payment	$1000 Face	Original

Class A-1 402,000,000 @ 3.26%	238,983,247.19	163,410,707.32	75,572,539.87	187.9913927	670,879.08	1.6688534	402000000
Class A-2 620,000,000 @ 3.75%	620,000,000.00	620,000,000.00	0.00	0.0000000	1,937,500.00	3.1250000	620000000
Class A-3 680,000,000 @ 4.04%	680,000,000.00	680,000,000.00	0.00	0.0000000	2,289,333.33	3.3666667	680000000
Class A-4 240,000,000 @ 4.20%	240,000,000.00	240,000,000.00	0.00	0.0000000	840,000.00	3.5000000	240000000
Class B 60,000,000 @ 4.42%	60,000,000.00	60,000,000.00	0.00	0.0000000	221,000.00	3.6833333	60000000

Total Notes	1,838,983,247.19	1,763,410,707.32	75,572,539.87		5,958,712.41		2,002,000,000.00

     • Class A-1 Interest is computed on an Actual/360 Basis. Days in current period  31